Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is entered into as of October 25, 2013, between Berkshire Grey, Inc., a Delaware corporation, with a principal place of business at c/o Rich May, P.C., 176 Federal Street, Boston, MA 02110 (the "Company") and Thomas Wagner, an individual, with an address of 97 Alden Road, Concord, MA 01742 (the "Employee").

WHEREAS, the Company is entering into a certain financing transaction with Khosla Ventures Seed B, LP and Khosla Ventures Seed B (CF), LP, or affiliates thereof (collectively, "Kholsa Ventures"), pursuant to which Kholsa Ventures shall purchase 2,212,389 shares of the Company's Series A Preferred Stock (the "First Tranche"), and may purchase up to 2,403,846 shares of the Company's Series A-1 Preferred Stock (the "Second Tranche," and collectively with the First Tranche, the "Transaction" );

WHEREAS, Employee owns 2,597,152 shares (the "Shares") of the Company's Common Stock, $.00 I par value (the "Common Stock"), which represents all of the issued and outstanding shares of the Company's Common Stock as of the date hereof;

WHEREAS, as a condition of Kholsa Ventures entering into the Transaction, from which Employee will derive substantial benefit, it was agreed that up to 1,947,864 of the Shares (the "Repurchase Shares") would become subject to certain forfeiture rights in favor of the Company, and that Employee would become subject to the terms set forth in this Employment Agreement; and

WHEREAS, the Company and Employee each desire to enter into this Employment Agreement concerning Employee's employment with the Company.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, the Company and Employee agree as follows:

1. Employment. The Company will employ Employee and Employee will serve the Company as the Company's Chief Executive Officer ("CEO"), all upon the terms and conditions provided herein, and Employee shall be entitled to serve on the Board pursuant to the Voting Agreement of even date herewith executed in connection with the Transaction.

2. Duties. Employee will report to and be subject to the ultimate authority of the board of directors (the "Board") of the Company. Employee will be responsible for (i) developing of strategic direction and vision, (ii) interfacing and business development (high level) with customers and potential customers in sectors potentially including industry and government, (iii) as appropriate, forming high-level strategic relationships with other companies, individuals, universities and technology centers, (iv) recruiting of team, (v) developing corporate culture and setting, (vi) selectively being the public face of the Company and a recognized thought leader, (vii) prioritizing work flow, (viii) managing operations and resources, (ix) making and executing major corporate decisions, (x) obtaining financing from investors and generating revenue streams, (xi) interfacing with the Board, and (xii) and carrying out such other duties consistent with the position of CEO as are delegated to Employee from time to time by the Board.

3. Term. The Employee's employment shall be "at will," meaning that either the Employee or the Company shall be entitled to terminate the Employee's employment at any time and for any reason, with or without Cause (as defined below). Any contrary representations that may have been made to you shall be superseded by this Employment Agreement. This Employment Agreement shall constitute the full and complete agreement between the Employee and the Company on the "at-will" nature of the Employee's employment, which may only be changed in an express written agreement signed by the Employee and a duly authorized officer of the Company.

4. Commitment of Employee. During the term of this Employment Agreement, Employee will devote such time to the Company as is reasonably necessary to perform his duties as CEO and will perform his duties at the principal executive offices, during the normal business hours of the Company; provided, however, that so long as such activity does not interfere with Employee's perfonnance of his duties and responsibilities hereunder, Employee may engage in the activities set forth on Exhibit A and other activities as approved by the Board, such approval not to be unreasonably withheld.

5. Compensation.

(a) Base Salary.

(i) During the term of this Employment Agreement, the Company agrees to compensate Employee with a "Base Salary" at a rate of $8,333.33 per month. Employee's Base Salary may be increased as determined by the Board in its sole discretion. Employee's Base Salary shall not be reduced without Employee's prior written consent.

(ii) Notwithstanding anything contained in Section 5(a)(i) to the contrary, upon closing of the Second Tranche, pursuant to which Kholsa Ventures purchases at least 480,769 shares of Series A-1 Preferred Stock, the Company agrees to compensate Employee with a "Base Salary" at a rate of $20,833.33 per month. Employee's Base Salary may be increased as determined by the Board in its sole discretion. Employee's Base Salary shall not be reduced without Employee's prior written consent.

(b) Payroll Policies. Employee's compensation will be paid in installments pursuant to the Company's personnel and payroll policies, as they may be amended from time to time, less any applicable federal, state or local payroll tax deductions incident on Employee.

(c) Bonuses. Employee will be eligible for cash bonuses from time to time as determined by the Board in its sole discretion.

(d) Reimbursement of Expenses. The Company will reimburse Employee in accordance with the Company's standard reimbursement policies for all reasonable and customary out-of-pocket expenses which have been incurred by Employee in connection with the performance of his duties under this Employment Agreement.

6. Fringe Benefits.

(a) Vacation. Employee will be entitled to a vacation period of four (4) weeks in any calendar year of his employment without loss of compensation. The number of vacation days for which Employee is eligible shall accrue at the rate of 1.67 days per month that Employee is employed during such calendar year. Vacation accrual will be capped at 1 times Employee's annual vacation accrual. When accrued vacation reaches the cap, the Employee will not accrue additional vacation time until some of the previously accrued vacation is used and the accrued amount falls below the cap. In the event that Employee's employment is terminated for any reason, he will receive compensation on account of any unused vacation days in addition to his regular compensation for the period prior to his termination.

(b) Holidays and Sick Leave. In addition to his vacation time, Employee will be entitled without loss of compensation to those holidays to which employees of the Company are entitled under the personnel policies of the Company. Sick leave will be accumulated for Employee in accordance with the personnel policies of the Company.

(c) Health Care. Disability. Insurance and Other Benefits. During the term of this Employment Agreement, Employee will be furnished with health care, disability, insurance and other benefits consistent with such similar benefits as the directors of the Company may determine to provide to other senior employees of the Company.

7. Termination of Agreement.

(a) Termination. The Company or the Employee may terminate this Employment Agreement, at any time, with or without Cause (as defined below), upon written notice to the other party (except in the instance of death), and otherwise in accordance with this Section 7. Termination of this Employment Agreement by the Company will be determined by a majority vote of the Board.

(b) Termination for Cause. If the Company proposes to terminate Employee's employment hereunder for Cause (as defined below), the Company will give Employee reasonable prior written notice of termination, and will specify in said notice the factual basis upon which the termination action is based and will provide Employee the opportunity to be heard before the Board prior to such termination. For the purpose of this Employment Agreement, "Cause" means termination of Employee because of any of the following, in each case as determined by the Board: (i) willful or habitual neglect after written notice to perform the duties required to be performed; (ii) the conviction of, or entering or consenting to a plea of nolo contendere or similar plea to, any crime involving moral turpitude or which constitutes a felony in the jurisdiction committed (whether or not involving the Company); (iii) the commission of an act of personal dishonesty which involves a personal profit in connection with the Company or any affiliated entity or any other entity having a business relationship with the Company or any affiliated entity; (iv) a breach of any material provision of any written agreement between the him and the Company or intentional disregard of the policies of the Company or any affiliated entity, which is not cured within ten (10) days of written notice from the Company of such breach, provided that such ten (10) day period will not apply in the case of a breach which can not be cured; or (v) any other dishonesty, gross negligence or misconduct which is materially injurious to the financial condition or business reputation of the Company, whether or not in connection with the Company or any affiliated entity or any other entity having a business relationship with the Company or any affiliated entity.

(c) Death. Employee's employment hereunder will terminate automatically upon the death of Employee.

(d) Disability. Employee's employment hereunder may also be tenninated at the election of the Company in the event that Employee becomes subject to any Disability. "Disability" shall mean a disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"). In the event Employee's employment is terminated by the Company because of the Disability of Employee, the Company will give Employee notice of a termination date, which will not be less than thirty (30) days subsequent to the date of the notice. Employee's employment hereunder will terminate on the termination date as so established by the Company, and Employee will be entitled to receive the long-term disability benefits then provided by the Company.

(e) Effect of Death, Disability, Resignation or Termination for Cause. If Employee dies, is terminated as a result of Disability in accordance with subparagraph (d) above, resigns from his employment (other than under the circumstances described in subparagraph (f) below) or is terminated for Cause, the Company will pay Employee his full salary and other benefits (including accrued and unused vacation and sick time for such year) through the date of death, Disability (in accordance with Section 7(d)), resignation or termination of employment at the rate then in effect, and the Company will have no further obligations to Employee under this Employment Agreement, except for benefits expressly provided herein and for continuation of benefits required by applicable law.

(f) Termination without Cause. If Employee's employment is terminated without Cause, Employee will be entitled to the following payments:

(i) all amounts accrued and unpaid to Employee through the termination date, including unpaid salary, pro-rated bonus, benefits and accrued and unused vacation and sick time; and

(ii) severance payments comprising salary and all benefits continuing for a period of two (2) months after the effective date of such termination, such severance payments to be made consistent with the Company's payroll policies and subject to applicable federal, state and local payroll tax deductions and withholdings and to be subject to Employee's execution of a release of claims related to Employee's employment with the Company or the termination of such employment.

For purposes of this Section 7(f), Employee's resignation from his employment as the result of any of the following will be deemed to be termination without Cause: (i) material reduction of Employee's Base Salary without the prior consent of Employee (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 50% of its employees), (ii) a material change by the Company of Employee's functions, duties or authority other than changes in functions, duties or authority resulting from Employee's misconduct; provided, however, that any reduction in functions, duties or authority or reduction in the level of management to which Employee reports resulting solely from a Sale of the Company (as such term is defined in the Voting Agreement of even date herewith executed in connection with the Transaction) which results in the Company being acquired by and made a part of a larger entity shall not be deemed to be termination without Cause; or (iii) a material breach by the Company of this Employment Agreement, or of any other written agreement between Employee and the Company; provided, that no such events or conditions shall be deemed to be a termination without Cause unless (x) Employee gives the Company a written notice of termination for Cause not more than sixty (60) days after the initial existence of the event or condition, (y) the grounds for termination, if susceptible to correction, are not corrected by the Company within thirty (30) days of its receipt of such notice and (z) Employee's termination of employment occurs within the sixty (60) days following the Company's receipt of such notice..

8. Confidentiality, Non-solicitation and Assignment of Inventions. Contemporaneous with the execution of this Employment Agreement, Employee shall execute and deliver to Company the "Employee Restrictions and Proprietary Information Agreement," in substantially the form attached hereto as Exhibit B.

9. Forfeiture of Shares Upon Termination of Employment.

(a) Forfeiture of Shares. If Employee's employment with the Company terminates for any reason whatsoever (the date on which such termination occurs being referred to as the "Termination Date"), then all of the Repurchase Shares that are not vested as of the Termination Date shall be forfeited immediately and automatically to the Company, without the payment of any consideration to Employee, effective as of the Termination Date. Employee hereby authorizes the Company to take any actions necessary or appropriate to cancel any certificate(s) representing forfeited Repurchase Shares and transfer ownership of such forfeited Repurchase Shares to the Company. Employee shall have no further rights with respect to any Repurchase Shares that are so forfeited.

(b) Termination of Forfeiture Right. Subject to Section 9(c), the Repurchase Shares shall vest, and shall no longer be subject to forfeiture pursuant to Section 9(a) above as follows: on the last day of each full succeeding one (1) month period for the four (4) years following the date of this Employment Agreement, an additional 40,581 Repurchase Shares shall vest until forfeiture rights have lapsed with respect to one hundred percent (100%) of the Repurchase Shares.

in each case if and only if Employee is, and has been continuously employed by the Company from the date of this Employment Agreement through each such date.

(c) Acceleration of Lapse of Forfeiture Right. Notwithstanding the provisions of Section 9, the forfeiture rights granted to the Company under this Section 9 shall lapse with respect to: (i) 486,972 of the Repurchase Shares for which forfeiture rights have not previously lapsed upon Employee's death or Disability; (ii) the greater of (A) 486,972 of the Repurchase Shares, or (B) 50% of the then-remaining unvested Repurchase Shares, in each case for which forfeiture rights have not previously lapsed upon termination of Employee's employment by the Company without Cause (including without limitation, Employee's resignation pursuant to Section 7(f)); or (iii) notwithstanding item (ii) above to the contrary, all Repurchase Shares for which forfeiture rights have not previously lapsed if Employee's employment by the Company is terminated without Cause (including without limitation, Employee's resignation pursuant to Section 7(f)) immediately prior to (which "prior to" period shall include without limitation any period commencing with the Company's acceptance of, or agreement with respect to, any term sheet or other binding or non-binding agreement relating to the Sale of the Company (as defined below)) or within the twelve (12) month period immediately following the closing of the Sale of the Company (as such term is defined in the Voting Agreement of even date herewith executed in connection with the Transaction).

10. Availability of Records. During the term of this Employment Agreement and for a one (1) year period after termination, the Company agrees to make available to Employee or his executors, administrators or heirs, for inspection on the premises of the Company during normal business hours, copies of any records relating to any rights or benefits to which Employee was entitled at the time of his termination of employment. However, upon the termination of this Employment Agreement, Employee will not be entitled to retain any records of the Company in his possession.

11. Assignability. This Employment Agreement will inure to the benefit of the successors and assigns of the Company. However, this Employment Agreement is personal to Employee, and he may not assign any of his rights or obligations hereunder.

12. Amendments. No amendment of or variation in the tenns of this Employment Agreement will be valid unless made in writing and signed by Employee and a duly authorized representative of the Company.

13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Employment Agreement, or to such other address as either party may have furnished to 6. the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt:

To the Company:	Berkshire Grey, Inc. c/o Rich May, P.C. 176 Federal Street
Boston, MA 02110 Attn: President

To the Employee:	To the most recent address of Employee set forth in the personnel records of the Company.

or to such other persons or other addresses as either party may specify to the other in writing. Notices and other communications to any recipient hereunder may be delivered or furnished by electronic communication (including e-mail). Notices and other communications sent to an email address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

14. Rules of Construction; Headings and Validity. This Employment Agreement will be construed in accordance with the laws of the Commonwealth of Massachusetts. Any action arising out of this Employment Agreement or Employee's employment with the Company will be brought solely in the state or Federal courts in the Commonwealth of Massachusetts. If any provision of this Employment Agreement or portion of such provision, or the application thereof under any circumstances, is held invalid, the remainder of this Employment Agreement (or the remainder of such provision) and the application thereof under other circumstances will not be affected by such partial invalidity.

15. Entire Agreement; Termination of Prior Agreements. This Employment Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes and expressly terminates all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties, and there are no wan-anties, representations or other agreements between the parties in connection with the subject matter hereof, except as are specifically set forth herein. Except as otherwise provided by this Employment Agreement, no supplement, modification, waiver or termination of this Employment Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Employment Agreement will be deemed or will constitute a waiver of any other provision hereof (whether or not similar), nor will such waiver constitute a continuing waiver unless otherwise expressly provide.

16. Interpretation. The parties hereto acknowledge and agree that: (i) each paiiy and its counsel reviewed and negotiated the terms and provisions of this Employment Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Employment Agreement; and (iii) the terms and provisions of this Employment Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Employment Agreement.

17. Captions and Headings. The captions and paragraph headings used in this Employment Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Employment Agreement or any of the provisions hereof.

18. Counterparts. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19. Survival. To the extent that the Company's forfeiture rights set forth in Section 9 have not lapsed in their entirety as of the termination or expiration of this Employment Agreement, such remaining rights set forth in Section 9 shall survive termination of this Employment Agreement in accordance with the terms thereof.

20. Compliance with Section 409A. This Employment Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations promulgated thereunder (including the exceptions thereto) ("Section 409A"). To the extent that any provision in this Employment Agreement is ambiguous as to its compliance with Section 409A, or to the extent any provision in this Employment Agreement must be modified to comply with Section 409A, such provision shall be read, or shall be modified (with the mutual written consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that no payment due to the Employee shall be subject to an "additional tax" within the meaning of Section 409A(a)(l)(B); provided that in no event shall the Company be liable to the Employee or otherwise for any such "additional taxes."

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties to this Employment Agreement have caused the same to be executed as of the date first above written.

COMPANY:	BERKSHIRE GREY, INC.

/s/ Thomas Wagner
Name: Thomas Wagner
Title: President

EMPLOYEE:	THOMAS WAGNER

/s/ Thomas Wagner

EXHIBIT A

Permitted Activities

I)	Advisory board member for Near Earth Autonomy, a CMU spin-off company in a complementary but non-competing area, where said commitment generally entails 1-3 meetings per year and an occasional phone call or email.

2)	Advisory board member for Brown University, the University of Maine, and the University of New Hampshire where such activities generally require 1-2 partial day meetings per year per university and an occasional phone call or email.

3)	Board member activities of non-competing companies being spun out of Void Pointer Technologies, LLC, specifically at the present time, Pizzazle Labs and CableBots.

4)	Founder and CEO of Void Pointer Technologies, LLC, with the understanding that it will be generally quiescent with the exception of maintaining its intellectual property, spinning out of assets, and items such as filing tax returns required to remain a company in good standing.

5)	Completion of film project with major motion picture company. Final activities to include watching a few draft versions (aka screenings) and providing feedback.

EXHIBIT B

Employee Restrictions and Proprietary Information Agreement